CONSENT OF AUTHOR
Eric D.D. Titley, P.Geo.
Hunter Dickinson Services Inc.
Vancouver, British Columbia
EricTitley@hdgold.com

US Securities and Exchange Commission

I, Eric D.D. Titley., P.Geo., certify that I have read the written disclosure being filed and I do not have any reason to believe that there are any misrepresentations in the information provided to the Company by Hunter Dickinson Services Inc. in the written disclosure in the Form 20F of Continental Minerals Corporation.

I do hereby consent to the filing with the regulatory authorities.

Dated this 28th day of April 2010.

/s/ "Eric D.D. Titley"

Eric D.D. Titley, P.Geo.